Exhibit 99.1

MEDIA CONTACTS AMC Entertainment Justin Scott, (816) 480-2548 juscott@amctheatres.com

FOR IMMEDIATE RELEASE
Kerasotes Showplace Theatres James DeBruzzi, (312) 756-3365 jdebruzzi@kerasotes.com

AMC ENTERTAINMENT® AND KERASOTES THEATRES
ANNOUNCE COMPLETION OF SALE

Kansas City, Mo. (May 25, 2010) — AMC Entertainment Inc. (AMC), and Kerasotes ShowPlace Theatres, LLC (Kerasotes), two leading theatrical exhibition and entertainment companies in the United States, announce today the consummation of the agreement by which AMC has acquired substantially all of the assets of Kerasotes.

Kerasotes owned 95 theatres and 972 screens in 21 mid-sized, suburban and metropolitan markets, primarily in the Midwest. More than three quarters of the Kerasotes theatres include stadium seating and almost 90 percent have been built since 1994.

“With the addition of Kerasotes’ highly regarded assets, we will continue to redefine the future of our industry,” said Gerry Lopez, AMC chief executive officer and president. “With almost 200 years in the exhibition business between us, our collective experiences and our complementary geographic footprints will allow us to enhance our reputation for excellence and leadership, which are a part of each company’s culture.”

Kerasotes will retain and operate three of its theatres: two ShowPlace ICON locations in St. Louis Park, Minn. and Chicago and the ShowPlace 14 Theatre in Secaucus, N.J.

“I’m proud of the consistent, high-quality experience our team has delivered to our customers and we expect it to continue at AMC. I wish the team and AMC my best as we move on to our next chapter,” said Tony Kerasotes, chief executive officer of Kerasotes.

To see a list of the Kerasotes theatres now owned by AMC and their markets, please visit www.amctheatres.com/welcome. This transaction raises AMC’s total number of theatres to 380 with 5,325 screens, maintaining the company’s place as the second-largest theatrical exhibition and entertainment company in the United States.

About AMC Entertainment Inc.

Headquartered in Kansas City, Mo., AMC Entertainment Inc. is a leading theatrical exhibition and entertainment company. With a history of industry leadership and innovation dating back to 1920, the company today serves hundreds of millions of guests annually through interests in 380 theatres with 5,325 screens in five countries. www.amctheatres.com

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